Exhibit 99.1

NEWS RELEASE

Threshold Pharmaceuticals Announces Its Two Phase 3 Studies Evaluating Evofosfamide Did Not Meet Primary Endpoints

- Studies of evofosfamide combined with chemotherapy in advanced pancreatic cancer (MAESTRO) and advanced soft tissue sarcoma (TH-CR-406/SARC021) did not meet primary endpoints of improving overall survival with statistical significance -

SOUTH SAN FRANCISCO, CA – December 6, 2015 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced the outcomes of two Phase 3 cancer studies (MAESTRO and TH-CR-406/SARC021) of evofosfamide (previously known as TH-302), an investigational hypoxia-activated prodrug, which is being evaluated for first-line treatment of advanced pancreatic adenocarcinoma and advanced soft tissue sarcoma, in combination with chemotherapy. The Phase 3 studies are being conducted under Threshold’s collaboration with Merck KGaA, Darmstadt, Germany.

In the Phase 3 MAESTRO study, patients with previously untreated, locally advanced unresectable or metastatic pancreatic adenocarcinoma treated with evofosfamide in combination with gemcitabine did not demonstrate a statistically significant improvement in overall survival (OS) compared with gemcitabine plus placebo (hazard ratio [HR]: 0.84; 95% confidence interval [CI]: 0.71 – 1.01; p=0.0589).

In the Phase 3 TH-CR-406/SARC021 study being conducted in collaboration with the Sarcoma Alliance for Research through Collaboration (SARC), patients with locally advanced unresectable or metastatic soft tissue sarcoma treated with evofosfamide in combination with doxorubicin did not demonstrate a statistically significant improvement in OS compared with doxorubicin alone (HR: 1.06; 95% CI: 0.88 – 1.29).

Patient safety was monitored in MAESTRO and TH-CR-406/SARC021 by independent data monitoring committees throughout the conduct of each study. No new clinically significant safety findings were observed.

Detailed results from both studies will be submitted for presentation at upcoming international scientific meetings and for publication in peer-reviewed journals. Threshold will not be pursing further development of evofosfamide in soft tissue sarcoma and pancreatic cancer.

“We are surprised and disappointed that these studies did not show that evofosfamide could extend the lives of patients with these two difficult-to-treat diseases,” said Barry Selick, Ph.D., Chief Executive Officer at Threshold. “Threshold has been pursuing evofosfamide for over ten years in collaboration with world-class scientists and investigators throughout the world. While we believe there remains substantial data to support the role of hypoxia in cancer treatment resistance, we are deeply frustrated with our inability in these trials to impact that in a meaningful way. I would like to thank all of the patients and their families, and the physicians, nurses, and support staff who participated in these studies.”

Conference Call and Webcast

At 8:30 a.m. Eastern Time on Monday December 7, 2015, Threshold's management will host a conference call and a simultaneous webcast. The webcast can be accessed on the company's website in the Investors/Webcasts section http://investor.thresholdpharm.com/events.cfm. Alternatively, please call 1- (888) 767-9745 (U.S) or (440) 996-5547 (international). The conference ID number is 99761325. The webcast will be archived on Threshold's website for at least 30 days.

NEWS RELEASE

About TH-CR-406/SARC021

TH-CR-406/SARC021 is a randomized, open-label, global, multicenter Phase 3 study, that was designed to assess the efficacy and safety of evofosfamide (300 mg/m2) in combination with doxorubicin (75 mg/m2) compared with doxorubicin alone, in patients with locally advanced unresectable or metastatic soft tissue sarcoma previously untreated with chemotherapy. A total of 640 patients were randomized in the study. The primary endpoint of the study is OS. Secondary endpoints include progression-free survival (PFS), response rate, safety and pharmacokinetics.

About MAESTRO

MAESTRO (MetAstatic or unrESectable pancreaTic adenocaRcinOma) is a randomized, placebo-controlled, international, multicenter, double-blind Phase 3 study, that was designed to assess the efficacy and safety of evofosfamide (340 mg/m2) in combination with gemcitabine (1000 mg/m2), compared with gemcitabine and placebo, in patients with previously untreated, locally advanced, unresectable or metastatic pancreatic adenocarcinoma. A total of 693 patients were randomized in the study. The primary endpoint of the study is OS. Secondary endpoints include PFS, overall response rate, disease control rate, quality of life based on patient-reported outcomes, safety and tolerability, pharmacokinetics and biomarkers.

About Evofosfamide

Evofosfamide (previously known as TH-302) is an investigational hypoxia-activated prodrug of a bis-alkylating agent that is preferentially activated under severe hypoxic tumor conditions, a feature of many solid tumors. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood vessel supply. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

Evofosfamide is being studied in patients with locally advanced unresectable or metastatic soft tissue sarcoma and in patients with locally advanced unresectable or metastatic pancreatic cancer. Evofosfamide is also being investigated in a Phase 2 study designed to support registration for the treatment of non-squamous non-small cell lung cancer, and in earlier-stage clinical studies of other solid tumors and hematological malignancies.

Threshold has a global license and co-development agreement for evofosfamide with Merck KGaA, Darmstadt, Germany.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in the microenvironments of most solid tumors as well as the bone marrows of some patients with hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

NEWS RELEASE

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the therapeutic potential of Threshold’s product candidates, including the potential for Threshold's evofosfamide Phase 2 clinical trial to support registration for the treatment of patients with non-squamous non-small cell lung cancer. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the difficulty and uncertainty of pharmaceutical product development, including the time and expense required to conduct clinical trials and analyze data, and the uncertainty of clinical success and regulatory approval; risks related to Threshold's dependence upon its collaborative relationship with Merck KGaA, Darmstadt, Germany, to further develop evofosfamide; the risks that the development of evofosfamide could be abandoned altogether as a result of the negative efficacy results in the Phase 3 studies or otherwise, and that even if its development continues, evofosfamide may never receive any marketing approvals; and Threshold's need for and the availability of resources to develop its product candidates and to support Threshold's operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 2, 2015 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D., Senior Director, Corporate Communications

Phone: 650-474-8206 E-mail: lhansen@thresholdpharm.com